Exhibit 10.1

CB RICHARD ELLIS GROUP, INC.

RESTRICTED STOCK UNITS

GRANT NOTICE

2004 STOCK INCENTIVE PLAN

CB Richard Ellis Group, Inc. (the “Company”), pursuant to its Amended and Restated 2004 Stock Incentive Plan (the “Plan”), hereby grants to the “Participant” identified below an award (the “Award”) of that number of Restricted Stock Units set forth below (the “Units”). In general, each Unit is the right to receive one (1) share of the Company’s Common Stock (the “Shares”) at the time such Unit vests. This Award is subject to all of the terms and conditions set forth herein and in the Special Retention Award Restricted Stock Unit Agreement (the “Agreement”), the Plan and Consent of Spouse (collectively, the “Award Documents”), all of which are attached hereto and incorporated herein in their entirety.

Participant:	Brett White
Grant Date:	March 4, 2010
Vesting Date:	March 4, 2015, except as specifically provided in the Agreement
Number of Units:	552,282
Price on Grant Date (Per Share):	$13.58

Vesting Schedule:	All Units vest as specified in the Agreement.

Consideration:	No payment is required for the Shares, although payment may be required for the amount of any withholding taxes due as a result of the vesting of the Units into Shares as described in greater detail in the Restricted Stock Unit Award Agreement.

Additional Terms/Acknowledgements: The undersigned Participant acknowledges receipt of the Award Documents, and understands and agrees to terms set forth in the Award Documents. Participant also acknowledges that this Grant Notice and the Consent of Spouse must be returned to the Company. Participant further acknowledges that as of the Grant Date, the Award Documents set forth the entire understanding between Participant and the Company regarding the acquisition of Units and Shares and supersede all prior oral and written agreements on that subject with the exception of (i) Awards previously granted and delivered to Participant under the Plan, and (ii) the following agreements only:

OTHER AGREEMENTS:

CB RICHARD ELLIS GROUP, INC.		PARTICIPANT: BRETT WHITE

By:	/s/ LAURENCE H. MIDLER	/s/ BRETT WHITE
	Signature	Signature
Title:	Executive Vice President, General Counsel	Date:	March 4, 2010
Date:	March 4, 2010

ATTACHMENTS:

I.	Special Retention Award Restricted Stock Unit Agreement

II.	CB Richard Ellis Group, Inc. Amended and Restated 2004 Stock Incentive Plan

III.	Consent of Spouse

CB RICHARD ELLIS GROUP, INC.

2004 STOCK INCENTIVE PLAN

SPECIAL RETENTION AWARD RESTRICTED STOCK UNIT AGREEMENT

Pursuant to the provisions of the Company’s Second Amended and Restated 2004 Stock Incentive Plan (“Plan”), the terms of the Grant Notice to which this Special Retention Award Restricted Stock Unit Agreement is attached (“Grant Notice”) and this Special Retention Award Restricted Stock Unit Agreement (“Agreement”), CB Richard Ellis Group, Inc. (the “Company,” and together with its subsidiaries and Affiliates, the “Company Group”) grants you that number of Restricted Stock Units (the “Units”) as set forth in the Grant Notice as of the grant date specified in the Grant Notice (“Grant Date”). Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your Award are as follows:

1. THE AWARD. The Company hereby awards to you the aggregate number of Units specified in your Grant Notice. Each Unit is the right to receive one (1) share of the Company’s Common Stock (the “Shares”) at the time of delivery specified under this Agreement. The Units and the Shares are awarded to you in consideration for your continued service to the Company or the Company Group as an employee.

2. DOCUMENTATION. As a condition to the award of the Units and the Shares, you agree to execute the Grant Notice and the Consent of Spouse attached as Attachment III and to deliver the same to the Company, along with such additional documents as the Administrator may require.

3. CONSIDERATION FOR THE AWARD. No cash payment is required for the Shares, although you may be required to tender payment in cash or other acceptable form of consideration for the amount of any withholding taxes due as a result of vesting of the Units and the award of the Shares.

4. VESTING. Except as otherwise specified in this Agreement or the Plan, the Units will vest on the fifth anniversary of the Grant Date (“Vesting Date”). Vesting of the Units and the Shares awarded to you upon vesting of the Units are subject to certain requirements as set forth in this Agreement, including but not limited to those requirements set forth in Section 7—“Separation from Service,” Section 8—“Covenants and Acknowledgements” and Section 9—“Forfeiture; Recoupment Following Restatement.”

5. NUMBER OF SHARES AND PURCHASE PRICE. The number of Shares subject to your Award may be adjusted from time to time pursuant to the provisions of Section 13 of the Plan.

6. DEFINITIONS.

(a) “Cause” means, for purposes of this Agreement,

(i) Conviction of (or plea of guilty or no contest to) a felony involving moral turpitude;

(ii) Willful and continued failure to substantially perform designated duties or to follow lawful and authorized directions of the Company Group after written notice;

(iii) Willful misconduct (including willful violation of Company Group policies) or gross negligence resulting in material reputational or financial harm to any member of the Company Group;

(iv) Any act of fraud, theft, or any material act of dishonesty regarding Company Group business;

(v) A material breach of fiduciary duty to the Company Group (including without limitation, acting in competition with, or taking other adverse action against, the Company Group);

(vi) Any illegal or unethical act (on or off job) that results in material reputational or financial harm to the Company Group;

(vii) Material misrepresentation regarding personal and/or Company Group performance and/or Company Group records for direct or indirect personal financial benefit;

(viii) Material or systematic unauthorized use or abuse of corporate resources for personal/family financial benefit; or

(ix) Refusal to testify or cooperate in legal proceedings or investigations involving the Company Group.

(b) “Disability” means physical or mental incapacitation such that: (i) you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) you are, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of your employer. Any question as to the existence of your physical or mental incapacitation as to which you or your representative and the Administrator cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to you and the Company. If you and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two (2) physicians shall select a third (3rd) who shall make such determination in writing. The determination of Disability made in writing to the Company or an affiliate and you shall be final and conclusive for all purposes of this Award.

(c) “Good Reason” means, for purposes of this Agreement, any of the following occurs without your prior written consent, provided that you have given notice of the existence of the condition within 90 days of its existence and have given the Company 30 days to correct it:

(i) a material adverse change in your duties or responsibilities (defined as such an extensive change that the compensation paid to the employee would not continue to be rational based on the revised duties or responsibilities), as compared with your responsibilities and authority in effect immediately preceding such change; or

(ii) a relocation of your primary office location more than 50 miles from your primary office location at the time that increases the commute from your principal residence by more than 50 miles.

(d) “Retirement” means the voluntary Separation from Service prior to the Vesting Date with the express consent of the Board of Directors and the identification of a qualified replacement as CEO.

(e) “Separation from Service,” means any voluntary or involuntary separation from service, within the meaning of Internal Revenue Code Section 409A(a)(2)(A)(i), from the Company Group; provided that, in order for a Separation from Service to occur, it must be reasonably anticipated that the level of bona fide services the Participant will perform will permanently decrease to no more than 30 percent of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period of services if less than 36 months).

7. SEPARATION FROM SERVICE.

(a) Death, Disability, Involuntary Separation from Service without Cause or Voluntary Termination for Good Reason. In the event of a Separation from Service (i) as a result of your death or Disability, (ii) by the Company without Cause or (iii) by you for Good Reason, the Units granted to you pursuant to this Agreement shall become fully vested on a pro rata basis as of the Separation from Service, and the Shares for such vested Units shall be delivered six months following the Separation from Service. The number of Units to be vested on a pro rata basis pursuant to the foregoing sentence will be based on a fraction, the numerator of which is the number of whole months elapsed since the date of grant and the denominator of which is 60.

(b) Change in Control. In the event of a Separation from Service by the Company without Cause or by you for Good Reason within 3 months prior to or 24 months after a Change in Control (as defined in the Plan), all Units shall become fully vested as of the date of the Separation from Service and the Shares for such vested Units shall be delivered six months following the Separation from Service.

(c) Retirement. Following your Retirement, provided that you have not breached any of the covenants set forth in Section 8, a pro-rata number of Units shall become vested and the Shares for such vested Units shall be delivered on the Vesting Date. The number of Units to be vested on a pro rata basis pursuant to the foregoing sentence will be based on a fraction, the numerator of which is the number of whole months elapsed since the date of grant and the denominator of which is 60.

(d) In the event of your Separation from Service for any reason other than as outlined in this Section 7, any Units granted to you pursuant to this Agreement that have not vested shall be immediately forfeited.

8. COVENANTS AND ACKNOWLEDGMENTS. As an inducement for the Company to enter into this Agreement, you hereby covenant and acknowledge that:

(a) If at any time after your Retirement and up to and including the Vesting Date, you become employed by any person, firm, company or other organization that derives more than 20% of its revenue from Commercial Real Estate Services or is listed on Exhibit A, you shall immediately forfeit the right to any Units. “Commercial Real Estate Services” means those services of the type provided by the Company Group, including but not limited to the leasing, sales, property management, facilities management, consulting, mortgage origination and servicing, valuation and appraisal services and investment management delivered to occupiers, owners, lenders and investors in office, retail, industrial, multi-family and other commercial real estate assets.

(b) You shall not, at any time after the date of your Retirement and up to and including the Vesting Date, directly or indirectly, solicit or attempt to solicit any Client or Potential Client for the purpose of providing Commercial Real Estate Services.

(i) “Client” means any person, firm, company or other organization to whom the Company Group has provided Commercial Real Estate Services at any time during the 12 month period preceding your Retirement.

(ii) “Potential Client” means any person, firm, company or other organization with whom the Company Group at any time during the 24 month period preceding your Retirement, has had negotiations or discussions regarding the possible provision of Commercial Real Estate Services, or with respect to whom the Company Group has expended significant time, money or effort in developing a bid or proposal for the supply of Commercial Real Estate Services.

(c) You shall not, at any time after the date of your Retirement and up to and including the Vesting Date, directly or indirectly (i) induce, solicit, entice or procure any person who is an employee or independent contractor of the Company Group to leave such employment or service arrangement or (ii) accept into employment or, hire or otherwise engage or actively interfere with any member of the Company Group’s relationship with, any person who is an employee or independent contractor of the Company Group for the purpose of providing Commercial Real Estate Services to any other person, firm, company or other organization.

(d) You shall not, during your employment with the Company Group or following your Separation from Service, without the prior written consent of the Company, use, divulge, disclose, or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information (as defined below) pertaining to the business of the Company Group except (i) while employed by any member of the Company Group, in the business of and for the benefit of the Company Group, or (ii) when required to do so by a court of competent jurisdiction or regulatory body. In the event that you are or become compelled by an order of a court to disclose any Confidential Information, you are required to provide the Company with prompt, prior written notice and to disclose only that portion of the Confidential Information which is legally required.

(i) “Confidential Information” means any non-public information (whether oral, written or contained on computer systems) relating to the business or the affairs of the Company Group or of any Client (for purposes of this Section 8(d), as defined above but without regard to the time limitation set forth in such definition), whether obtained from the Company Group, any Client or known by you as a consequence of or through your relationship with the Company Group, whether obtained before or after you execute this Agreement and whether obtained from an entity which was not an Affiliate at the time such information became available but which is now or later becomes an Affiliate. Such information includes but is not limited to non-public information concerning the financial data, strategic or financial plans, business plans, proprietary project information, marketing plans, future transactions (regardless of whether or not such transactions are executed), customer lists, employee lists, employees’ salary and other compensation, partners’ compensation, and other proprietary and confidential information of the Company Group or any of their Clients, that, in any case, is not otherwise available to the public.

9. FORFEITURE; RECOUPMENT FOLLOWING RESTATEMENT. In the event of any breach by you of the provisions of Section 8, you shall immediately forfeit any right to any unvested Units. In addition, if the Board has given you written notice prior to the 3rd anniversary of the delivery of the Shares that it believes you engaged in an act of embezzlement, fraud, or breach of fiduciary duty during your employment that contributed to an obligation or decision by the Company prior to the date of such notice to restate any of its financial statements, you may be required to repay the restricted stock proceeds resulting from any sale or other disposition of shares issued upon vesting of the Units, if the sale or disposition was effected during the 12-month period following the first public issuance or filing with the SEC of the financial statements that were restated. The term “restricted stock proceeds” means, with respect to any sale or other disposition of shares issued or issuable upon vesting of the Units, an amount determined appropriate by the Board to reflect the effect of the restatement on the Company’s financial statements, up to the amount equal to the market value per Share at the time of such sale or other disposition multiplied by the number of Shares or units you sold or disposed. The return of restricted stock proceeds is in addition to and separate from any other relief available to the Company due to your misconduct. Any determination by the Board with respect to the foregoing shall be final, conclusive and binding on all interested parties.

10. CERTIFICATES. There are no certificates evidencing the Units. Certificates evidencing the Shares shall be issued by the Company and shall be registered in your name promptly after the date on which the Shares are delivered pursuant to this Agreement.

11. TRANSFER RESTRICTIONS. The Units are non-transferable. Shares that are received under your Award are subject to the transfer restrictions set forth in the Plan and any transfer restrictions that may be described in the Company’s bylaws or charter in effect at the time of the contemplated transfer.

12. NO RIGHTS AS A STOCKHOLDER. A Unit (i) does not represent an equity interest in the Company, and (ii) carries no voting, dividend or dividend equivalent rights. You will not have an equity interest in the Company or any of such shareholder rights, unless and until the Shares are distributed to you in accordance with this Agreement.

13. SECURITIES LAWS. Upon the conversion of any Units into Shares, you will make or enter into such written representations, warranties and agreements as the Administrator may reasonably request in order to comply with applicable securities laws or with this Agreement.

14. LEGENDS ON CERTIFICATES. The certificates representing the Shares delivered to you as contemplated by Section 10 above shall be subject to such stop transfer orders and other restrictions as the Administrator may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws, and the Administrator may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

15. AWARD NOT A SERVICE CONTRACT. Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation or right to continued employment or service with or to the Company Group. In addition, nothing in your Award shall obligate the Company, its stockholders, its Board or employees to continue any relationship that you might have as a member of the Company’s Board of Directors, as an employee or as any other type of service provider for the Company.

16. WITHHOLDING OBLIGATIONS.

(a) At the time your Award is made, or at any time thereafter as requested by the Company, you hereby authorize the Company to satisfy its withholding obligations, if any, from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company, if any, which arise in connection with the grant of or vesting of your Award or the delivery of Shares under the Award.

(b) Unless the tax withholding obligations of the Company, if any, are satisfied, the Company shall have no obligation to issue a certificate for such Shares or release such Shares.

17. NOTICES. Any notices provided for in your Award or the Plan shall be given in writing and shall be delivered by hand or sent by overnight courier, certified or registered mail, return receipt requested, postage prepaid, and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

18. MISCELLANEOUS.

(a) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Administrator to carry out the purposes or intent of this “Award” (as defined in the Grant Notice to which this Agreement is attached).

(b) You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

(c) The waiver by either party of compliance with any provision of the Award by the other party shall not operate or be construed as a waiver of any other provision of the Award, or of any subsequent breach by such party of a provision of the Award.

(d) The right to convert vested Units to Shares will terminate on March 4, 2020.

19. GOVERNING PLAN DOCUMENT. Your Award is subject to all interpretations, amendments, rules and regulations that may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of the Plan and any other document, the provisions of the Plan shall control.